Exhibit 99.1

SOCKET MOBILE REPORTS FIRST QUARTER 2015 RESULTS

Revenue and Margins Up Sequentially and Year-over-Year

NEWARK, Calif., – April 23, 2015 – Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile productivity solutions, today reported its financial results for the first quarter ended March 31, 2015.

Revenue for the first quarter of 2015 was $4.0 million, an increase of 6 percent compared to revenue of $3.8 million for the same quarter a year ago, and an increase of 2 percent sequentially from revenue of $3.9 million in the immediately preceding quarter. Net loss for the first quarter of 2015 was $72,000, or a loss of $0.01 per share, compared to a net loss of $72,000, or $0.01 per share, in the first quarter of 2014 and a net loss of $21,000, or a loss of $0.00 per share, in the immediately preceding quarter. Gross profit on revenue for the first quarter of 2015 was 45.1 percent, an increase from 42.8 percent for the same quarter a year ago and 44.6 percent for the immediately preceding quarter.

Operating expenses for the first quarter of 2015 were $1.8 million, an increase of 16 percent compared to operating expenses of $1.6 million for the same quarter a year ago, and an increase of 7 percent compared to operating expenses of $1.7 million in the immediately preceding quarter. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP measure of operating results, was $0.1 million, or $0.02 per share, compared to EBITDA earnings of $0.2 million or $0.04 per share for the first quarter a year ago and EBITDA earnings of $0.2 million, or $0.03 per share for the immediately preceding quarter.

Kevin Mills, president and chief executive officer, commented, “For the first quarter, we achieved sequential and year-over-year improvement in revenue and margins, as well as positive EBITDA and income from operations. Our barcode scanning revenue grew 22 percent year-over-year and 13 percent sequentially and represented 86 percent of total revenue for the quarter compared to 75 percent of revenue in last year’s first quarter and 78 percent in the immediately preceding quarter.

“Mobile point of sale remains a key emerging market still in its early stages, as traditional cash registers are being replaced with tablets and other electronic devices. Mobile point of sale applications, particularly those addressing the underserved small and medium retailers, continue to be a key driver of our revenue growth. As we have previously experienced, mobile point of sale activity is lowest in our fourth and first quarters.

“Our barcode scanning revenue growth is driven by an increasing number of applications supporting our cordless barcode scanning products from our growing base of registered application developers. We now have more than 1,400 developers registered to use our software developer kit. Socket’s barcode scanning products are designed for use with smartphones and tablets using Apple®, Android® or Windows® operating systems. They are attractively priced, have antimicrobial housings and have a stylish look and feel in multiple colors for image conscious customers and retailers. We offer a wide range of barcode scanning products including entry level linear barcode scanners, powerful laser barcode scanners, and sophisticated 2D barcode scanners. All designed for ease of use in a mobile retail environment. Key markets being addressed by developers include mobile point of sale, hospitality, asset management and various commercial services and enterprise mobility applications.

“With the increasing number of applications supporting our broad product portfolio in emerging mobile markets, we believe we are positioned to achieve growth in 2015,” Mills concluded.

Conference Call
Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. The conference ID for the replay is 13605474#. The call will also be carried live and available via replay through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, select “About Socket”/”Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of mobile devices and productivity tools for retail point-of-sale, field service, healthcare, and other mobile markets. Our portfolio includes wireless handheld and hands-free barcode scanners for tablets and smartphones and durable handheld computers and accessories for the mobile device market. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Investor Relations Contact:	Socket Mobile Contact:
Todd Kehrli / Jim Byers	Dave Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

Socket, SoMo and the Socket Mobile logo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2015, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts and percentages)

	Three months ended March 31,
	2015	2014
Revenue	$4,006	$3,795
Cost of revenue	2,198	2,172
Gross profit	1,808	1,623
Gross profit percent	45%	43%
Research & development	575	554
Sales & marketing	618	476
General & administrative	604	521
Total operating expenses	1,797	1,551
Interest (income) expense, net	75	136
Deferred income tax expense	8	8
Net income (loss)	$(72)	$(72)
Net income (loss) per share: Basic and Diluted	$(0.01)	$(0.01)
Weighted average shares outstanding: Basic Fully Diluted	5,514 5,514	4,898 4,898

Reconciliation of GAAP Net Income (Loss) to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended March 31,
	2015	2014
Net income (loss) GAAP	$(72)	$(72)
Interest expense, net	75	136
Income tax expense	8	8
Depreciation	50	65
Amortization of intangibles	—	15
Stock-based compensation expense	47	52
Net income EBITDA	$108	$204

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	March 31, 2015 (Unaudited)	December 31, 2014*
Cash	$743	$633
Accounts receivable	1,671	1,897
Inventories	808	957
Other current assets	95	125
Property and equipment, net	222	245
Goodwill	4,427	4,427
Other assets	86	86
Total assets	$8,052	$8,370
Accounts payable and accrued liabilities	$3,179	$3,535
Bank line of credit	816	816
Subordinated line of credit	600	600
Convertible notes payable	753	753
Deferred income on shipments to distributors	888	979
Deferred service revenue	199	214
Other liabilities	453	444
Common stock	61,926	61,719
Accumulated deficit	(60,762)	(60,690)
Total liabilities and equity	$8,052	$8,370

*Derived from audited financial statements.

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